EXHIBIT 99.2

                                  RISK FACTORS


         You should carefully consider the following risk factors and warnings before making an investment decision. If any of the following risks actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In such case, you may lose all or part of your investment. You should also refer to the other information set forth, including the annexes, or incorporated by reference in this offering memorandum, including our consolidated financial statements and the related notes included elsewhere in this offering memorandum and in the annexes to this offering memorandum.

         This offering memorandum and the documents included and incorporated by reference herein, including the annexes, also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this offering memorandum.

                          RISKS RELATED TO OUR BUSINESS

LOSS OF MAJOR CLIENTS COULD REDUCE OUR REVENUES AND CAUSE ADDITIONAL LOSSES FOR OUR BUSINESS.

         Our customers include commercial enterprises, institutions, and government agencies. For the three months ended March 31, 2004 and for the year ended December 31, 2003, one client, ADT Security Services, Inc., accounted for more than 10% of our consolidated revenue. For the years ended December 31, 2002 and December 31, 2001, two clients, ADT and Alicomp, a division of Alicare, Inc., each accounted for more than 10% of our consolidated revenue. For both the two-month period ended December 31, 2000 and the fiscal year ended October 31, 2000, Alicomp and International Masters Publishers, Inc. each accounted for in excess of 10% of our consolidated revenue.

         Our success depends substantially upon the retention of our major customers as clients. Generally, we may lose a client as a result of a contract expiration, merger or acquisition, business failure, or the selection of another provider of information technology services. We cannot be sure that we will be able to retain long-term relationships or secure renewals of short-term relationships with ADT or our other major clients in the future.

OUR CONTRACTS CONTAIN TERMINATION PROVISIONS AND PRICING RISKS THAT COULD CAUSE US TO LOSE OUR IT OUTSOURCING CONTRACTS OR LOSE MONEY ON OUR REMAINING IT OUTSOURCING CONTRACTS.

         Many of our IT outsourcing contracts with clients permit termination upon ninety days notice and payment of an early termination fee. The ability of our clients to terminate contracts creates an uncertain revenue stream. If clients are not satisfied with our level of performance, pricing or other attributes, our reputation in the IT outsourcing industry may suffer, which may also materially and adversely affect our business, financial condition and results of operations.

         Some of our contracts contain pricing provisions that require the payment of a set fee by the client for our services regardless of the costs we incur in performing these services and/or provide for penalties in the event we fail to achieve certain contract standards. These pricing provisions, particularly in the case of long-term outsourcing agreements, require us to make estimates and assumptions at the time we enter into the contracts that could differ from actual results. These estimates may not necessarily reflect the actual costs to provide the contracted services. Any increased or unexpected costs or unanticipated delays in the performance of these engagements, including delays caused by factors out of our control, could cause us to lose money on these fixed price contracts and the losses could be material.

WE OPERATE IN HIGHLY COMPETITIVE MARKETS IN THE IT OUTSOURCING INDUSTRY WHICH COULD CAUSE US TO LOSE EXISTING CUSTOMERS OR PREVENT US FROM OBTAINING NEW CUSTOMERS.

         We operate in highly competitive markets in the IT outsourcing industry. Our current and potential competitors include other independent computer service companies and divisions of diversified enterprises, as well as the internal information technology departments of existing and potential customers. Among the most significant of our competitors are IBM Corporation, Electronic Data Systems Corporation, Affiliated Computer Services, Inc., Computer Sciences Corp. and SunGard Data Systems, Inc.

         In general, the IT outsourcing services industry is fragmented, with numerous companies offering services in limited geographic areas, vertical markets, or product categories. Many of our larger competitors have substantially greater financial and other resources than we do. We compete on the basis of a number of factors, including price, quality of service, technological innovation, breadth of services offered and responsiveness. Some of these factors are beyond our control. For example, our larger competitors may be able to enter into agreements with software licensors on more favorable terms than us because the cost of software licensing depends on usage.

         We cannot be sure that we will be able to compete successfully against our competitors in the future. If we fail to compete successfully against our current or future competitors with respect to these or other factors, our business, financial condition, and results of operations will be materially and adversely affected.

CHANGES IN TECHNOLOGY IN THE IT OUTSOURCING INDUSTRY COULD CAUSE OUR BUSINESS TO LOSE MONEY OR COULD REQUIRE US TO INVEST ADDITIONAL CAPITAL IN NEW TECHNOLOGY.

         The markets for our services change rapidly because of technological innovation, new product and service introductions, and changes in customer requirements, among other factors. New products and services and new technology often render existing information services or technology infrastructure obsolete, costly, or otherwise unmarketable. For example, the introduction of new software applications for a particular computer platform will make other computer platforms less attractive to companies desiring to use the new applications. As a result, our success depends on our ability to timely innovate and integrate new technologies into our service offerings. We cannot be sure that we will be successful at adopting and integrating new technologies into our service offerings in a timely manner.

         Advances in technology also require us to expend substantial resources to acquire and utilize new technologies in our business. We must continue to commit resources to train our personnel in the use of these new technologies. We must also continue to train personnel to maintain the compatibility of existing hardware and software systems with these new technologies. We cannot be sure that we will be able to continue to commit the resources necessary to update our technology infrastructure at the rate demanded by our markets.

OUR SYSTEMS AND PROCESSES ARE NOT PROTECTED BY PATENTS OR BY REGISTERED COPYRIGHTS, TRADEMARKS, TRADE NAMES OR SERVICE MARKS AND AS A RESULT, OUR COMPETITORS MAY BE ABLE TO USE OUR SYSTEMS AND PROCESSES TO COMPETE AGAINST US AND HURT OUR BUSINESS.

         We believe that because of the rapid pace of technological change in the computer industry, copyright and other forms of intellectual property protection are of less significance than factors such as the knowledge and experience of management and other personnel, and our ability to develop, enhance, market, and acquire new systems and services. As a result, our systems and processes are not protected by patents or by registered copyrights, trademarks, trade names, or service marks. To protect our proprietary services and software from illegal reproduction, we rely on certain mechanical techniques in addition to trade secret laws, restrictions in certain of our customer agreements with respect to use of our services and disclosure to third parties, and internal non-disclosure safeguards, including confidentiality restrictions with certain employees. Despite these efforts, it may be possible for our competitors or clients to copy aspects of our trade secrets. This could have a material adverse effect on our business, financial condition, and results of operations.

INTELLECTUAL PROPERTY LITIGATION COULD CAUSE US TO LOSE MONEY AND LOWER OUR STANDING IN THE IT OUTSOURCING INDUSTRY.

         In recent years, there has been significant litigation in the United States involving patent and other intellectual property rights. We are not currently involved in any material intellectual property litigation. We may, however, be a party to intellectual property litigation in the future to protect our trade secrets or know-how.

         Our suppliers, customers, and competitors may have patents and other proprietary rights that cover technology employed by us. Such persons may also seek patents in the future. Due to the confidential nature of United States patent applications, we are not aware of all patents or other intellectual property rights of which our services may pose a risk of infringement. Others asserting rights against us could force us to defend ourselves against alleged infringement of intellectual property rights. We could incur substantial costs to prosecute or defend any such litigation, and intellectual property litigation could force us to do one or more of the following:

     o cease selling or using services that incorporate the challenged technology;

     o    redesign those services that incorporate the challenged technology;
          and

     o obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which may require us to pay royalties, which could be substantial.

         In addition, we generally agree in our contracts to indemnify our clients for any expenses or liabilities they may incur resulting from claimed infringements of the intellectual property rights of third parties. In some instances, the amount of these indemnities may be greater than the revenues we receive from the client.

         Furthermore, any ongoing intellectual property litigation could cause us to lose customers and harm our reputation within the IT outsourcing industry.

FAILURE TO PROPERLY MANAGE GROWTH COULD CAUSE OUR BUSINESS TO LOSE MONEY.

         We have expanded our operations rapidly in recent years. We intend to expand our operations in the foreseeable future to pursue existing and potential market opportunities. This growth places a significant demand on management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems and controls on a timely basis. If we fail to implement these systems and controls, our business, financial condition, and results of operations will be materially and adversely affected.

ACQUISITIONS WE MAKE MAY NOT PROVIDE EXPECTED BENEFITS AND COULD POSSIBLY RESULT IN A LOSS OF MONEY AND RESOURCES.

         We intend to consider selective acquisition opportunities going forward such as our recent acquisition of SMS. Therefore, we may acquire businesses or technologies in the future that we believe are a strategic fit with our business. These acquisitions may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. In addition, the integration of businesses or technologies may prove to be more difficult than expected, and we may be unsuccessful in maintaining and developing relations with the employees, customers and business partners of acquisition targets. Since we will not be able to accurately predict these difficulties and expenditures, it is possible that these costs may outweigh the value we realize from the acquisitions. Future acquisitions could also result in issuances of equity securities that would reduce our stockholders' ownership interest, the incurrence of debt, contingent liabilities, deferred stock based compensation or expenses related to the valuation of goodwill or other intangible assets and the incurrence of large, immediate write-offs.

LOSS OF KEY PERSONNEL COULD CAUSE OUR BUSINESS TO LOSE MONEY OR CAUSE US TO INVEST CAPITAL TO REPLACE SUCH PERSONNEL.

         Our success depends largely on the skills, experience, and performance of some key members of our management, including our Chairman and Chief Executive Officer, Zach Lonstein. The loss of any key members of our management may materially and adversely affect our business, financial condition, and results of operations. In addition, loss of key members of management could require us to invest capital to search for a suitable replacement. Such a search could serve as a distraction to the remaining members of management preventing them from focusing on the ongoing development of our business which, in turn, could cause us to lose money.

OUR BUSINESS DEPENDS ON OUR ABILITY TO RECRUIT, TRAIN, AND RETAIN SKILLED PERSONNEL TO PERFORM IT OUTSOURCING SERVICES; OUR FAILURE TO DO SO COULD INCREASE OUR COSTS AND LIMIT OUR GROWTH.

         We must continue to grow by hiring and training technically-skilled people in order to perform services under our existing contracts and new contracts that we will enter into. The people capable of filling these positions are in great demand and recruiting and training qualified personnel require substantial resources. Our business also experiences significant turnover of technically-skilled people. If we fail to attract, train, and retain sufficient numbers of these technically-skilled people, our business, financial condition, and results of operations will be materially and adversely affected.

WE MAY HAVE DIFFICULTY ACHIEVING AND SUSTAINING PROFITABILITY AND MAY EXPERIENCE ADDITIONAL LOSSES IN THE FUTURE.

         From the fourth quarter of 1999 through the third quarter of 2003, we incurred significant net losses. As of March 31, 2004, we had an accumulated deficit of approximately $75.3 million, although we had positive net worth of approximately $61.1 million. For the two quarters ended March 31, 2004, we had net income totaling approximately $2.0 million. The quarters ended December 31, 2003 and March 31, 2004, respectively, were the first quarters of positive earnings after sixteen consecutive quarters of net losses. There is no assurance that we will generate positive net income in the future.

WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL ON TERMS THAT ARE ACCEPTABLE TO US, WHICH COULD LIMIT OUR GROWTH.

         We may need to raise additional capital to develop or enhance our technologies, to fund expansion, or to acquire complementary products, businesses or technologies. Additional financing may not be available on terms that are acceptable to us. If we raise additional funds through the issuance of equity securities or securities convertible into or exercisable for equity securities, the percentage ownership of our other stockholders would be reduced. Additionally, these securities might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds are not available on terms acceptable to us, our ability to develop and enhance our services, fund expansion, and otherwise take advantage of unanticipated opportunities would be significantly limited.

VARIABILITY OF QUARTERLY OPERATING RESULTS.

         We expect our revenues and operating results to vary from quarter to quarter. These variations are likely to be caused by many factors that are, to some extent, outside our control, including the addition or loss of customers and the time in the quarter that an addition or loss occurs; variability of fees and expenses with respect to contractual arrangements when our fees are not fixed; and an increase in depreciation or amortization because of the acquisition of new equipment or software licenses and one time non-recurring and unusual charges whether incurred in the ordinary course of business or not. Accordingly, we believe that quarter-to-quarter comparisons of operating results for preceding quarters are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance.



                         RISKS RELATED TO THIS OFFERING

WE HAVE BROAD DISCRETION IN HOW WE USE THE NET PROCEEDS FROM THIS OFFERING AND MAY USE THEM IN WAYS WITH WHICH YOU DISAGREE.

         We plan to use the net proceeds from this offering to enhance our liquidity and for other working capital needs and general corporate purposes, including, without limitation, to fund potential acquisitions or to potentially retire debt. Therefore, we will have discretion as to how we allocate the proceeds, which could be in ways with which the noteholders and shareholders may not agree. We cannot predict that the proceeds will be invested to yield a favorable return. Because the proceeds are not required to be allocated to any specific investment or transaction, you cannot determine the value or propriety of our management's application of the proceeds on our behalf. See "Use of Proceeds."

THE NOTES WILL NOT CONTAIN FINANCIAL COVENANTS, OTHER THAN A COVENANT LIMITING THE INCURRENCE OF ADDITIONAL INDEBTEDNESS BY US AND THERE IS LIMITED PROTECTION IN THE EVENT OF A CHANGE OF CONTROL.

         The indenture will not contain any financial covenants, other than the limitation on the incurrence of additional indebtedness described under "--Covenant Limiting the Incurrence of Additional Indebtedness." In particular, the indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock and, therefore, protect you in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that we offer to repurchase the notes upon a change of control is limited to the transactions specified in the definition of a "change of control" under "Description of Notes--Repurchase at Option of Holders--Change of Control Put." Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our capital structure and the value of our common stock but would not constitute a change of control.

OUR ABILITY TO REPURCHASE THE NOTES WITH CASH UPON A CHANGE OF CONTROL MAY BE LIMITED.

         In certain circumstances involving a change of control of Infocrossing, you may require us to repurchase all or a portion of your notes to the extent set forth in this offering memorandum. If a change in control were to occur, we cannot assure you that, if required, we will have sufficient cash or other financial resources at that time or would be able to arrange financing to pay the repurchase price of the notes in cash. Our ability to repurchase the notes in that event may be limited by law, by the indenture, by the terms of other agreements relating to our senior debt and by indebtedness and agreements that we may enter into in the future which may replace, supplement or amend our existing or future debt. If a change in control occurs at a time when we are prohibited from repurchasing or redeeming the notes, we could seek the consent of lenders to repurchase the notes or could attempt to refinance the borrowings that contain this prohibition. If we do not obtain a consent or refinance these borrowings, we could remain prohibited from repurchasing the notes. Our failure to repurchase the notes would constitute an event of default under the indenture under which we will issue the notes, which might constitute a default under the terms of our other indebtedness at that time.



THE MAKE WHOLE PREMIUM PAYABLE ON NOTES CONVERTED IN CONNECTION WITH, OR TENDERED FOR REPURCHASE UPON, A CHANGE OF CONTROL MAY NOT ADEQUATELY COMPENSATE YOU FOR THE LOST OPTION TIME VALUE OF YOUR NOTES AS A RESULT OF SUCH CHANGE OF CONTROL.

         If a change of control occurs on or prior to July 15, 2009, under certain circumstances, we will pay a make whole premium on notes converted in connection with, or tendered for repurchase upon, such change of control. The amount of the make whole premium will be determined based on the date on which the change of control becomes effective and the price paid per share of our common stock in the transaction constituting the change of control, as described below under "Description of the Notes -- Determination of the Make Whole Premium." Although the make whole premium is designed to compensate you for the lost option time value of your notes as a result of such change of control, the amount of the make whole premium is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if a change of control occurs on or after July 15, 2009 or if the price paid per share of our common stock in the transaction constituting the change of control is greater than 246.5% of the conversion price or less than 81.6% of the conversion price on the date of pricing of the notes, no make whole premium will be paid.

THE NOTES AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES WILL BE RESTRICTED.

         The notes, and the common stock issuable upon conversion of the notes, have not been registered under the Securities Act. Accordingly, the notes offered hereby may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act or pursuant to an effective registration statement. We are required to register resales of the notes and the common stock issuable upon conversion of the notes under the Securities Act, within certain time periods set forth in this document. If the shelf registration statement is not declared effective, the liquidity and price of the notes and common stock issuable upon conversion of the notes would be adversely affected.

YOUR RIGHT TO FULLY CONVERT NOTES MAY BE LIMITED.

         Because you may only convert notes to the extent that you will not beneficially own, immediately prior to such conversion, more than 19.9% of our outstanding shares of common stock, you may not be able to fully convert your notes.

THERE IS NO ESTABLISHED TRADING MARKET FOR THE NOTES AND WE WILL NOT SEEK TO HAVE THE NOTES RATED.

         In addition, the registration statement may not be available to holders at all times, and selling security holders may be subject to certain restrictions and potential liability under the Securities Act. See "Description of the Notes--Registration Rights." There is no existing market for the notes and, although the notes are expected to be eligible for trading in the PORTALSM market by "qualified institutional buyers" as defined in Rule 144A under the Securities Act, there can be no assurance as to the liquidity of any markets that may develop for the notes, the ability of holders of the notes to sell their notes, or the prices at which holders would be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things:

     o    our ability to register the resales of the notes;

     o    prevailing interest rates;

     o    our operating results;

     o    the market for similar securities; and

     o    the price of our common stock.

        The initial purchaser has advised us that it currently intend to make a market in the notes offered hereby; however, the initial purchaser is not obligated to do so and, if commenced, any market making may be discontinued at any time without notice. We do not intend to apply for listing of the notes offered hereby on any securities exchange. As a result, the market price of the notes and our common stock could be harmed.

        Additionally, we will not seek to have the notes rated. Credit rating agencies evaluate the companies in our industry as a whole and provider credit ratings based on their overall view of our industry. Since we will not have the notes rated, you will not get the benefited of such a view.

OUR SIGNIFICANT AMOUNT OF INDEBTEDNESS AND INTEREST EXPENSE WILL LIMIT OUR CASH FLOW AND COULD ADVERSELY AFFECT OUR OPERATIONS AND OUR ABILITY TO MAKE FULL PAYMENT ON YOUR NOTES.

         Upon consummation of the offering contemplated hereby, we will have a significant level of debt and interest expense. On an as adjusted basis giving effect to the acquisition of SMS and this offering and the application of the proceeds, we would have had approximately $67.8 million in indebtedness outstanding as of March 31, 2004.

         Our significant indebtedness poses risks to our business, including the risks that:

     o we could use a substantial portion of our consolidated cash flow from operations to pay principal and interest on our debt, thereby reducing the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

     o insufficient cash flow from operations may force us to sell assets, or seek additional capital, which we may be unable to do at all or on terms favorable to us;

     o our level of indebtedness may make us more vulnerable to economic or industry downturns; and

     o our debt service obligations increase our vulnerabilities to competitive pressures, because many our competitors are less leveraged than we are.

         In addition, the indenture governing the notes does not limit our ability to incur additional indebtedness in the future. If new indebtedness is incurred, the related risks that we now face could intensify. See "Capitalization" and the financial statements and notes included in this offering memorandum, in the annexes hereto or incorporated by reference herein. Our ability to make required payments on the notes and to satisfy any other debt obligations will depend on our future operating performance and our ability to obtain additional debt or equity financing on commercially reasonable terms.

TO SERVICE OUR DEBT, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS.

         Our ability to make payments on or to refinance our indebtedness and to fund our operations and planned capital expenditures depends on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

         We expect to continue to require substantial amounts of cash. Our primary cash requirements include capital expenditures, ongoing operating expense, required income tax payments, and interest and principal payments under our indebtedness.

         Our primary sources of future liquidity are expected to be cash, current assets, cash generated from future operating activities and further issuances of debt or equity securities, depending on capital market conditions.

         Additionally, the type, timing and terms of any future financing selected by us will be dependent upon our cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. We cannot assure you that any of these sources or our anticipated primary sources of future liquidity will be available to us at any given time or that the terms on which these sources may be available will be favorable to us.

YOUR RIGHT TO RECEIVE PAYMENTS ON THESE NOTES IS EFFECTIVELY SUBORDINATED TO THE RIGHTS OF OUR EXISTING AND FUTURE SECURED CREDITORS.

         Holders of our secured indebtedness will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Notably, our senior secured term loans are secured by liens on substantially all of our assets. The notes will be effectively subordinated to all that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness. As of March 31, 2004, we had approximately $28.0 million of debt. As of March 31, 2004, after giving pro forma effect to the SMS acquisition and this offering, we would have had approximately $67.8 million of debt.

THE NOTES WILL EFFECTIVELY RANK JUNIOR TO ALL EXISTING AND FUTURE LIABILITIES OF OUR SUBSIDIARIES.

         The notes will effectively rank junior to all existing and future liabilities of our subsidiaries, including trade payables. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following payment of its liabilities, the subsidiary might not have sufficient assets remaining to make any payments to us so that we can meet our obligations as the holding company, including our obligations to you under the notes. As of March 31, 2004, our subsidiaries had approximately $0.45 million of debt excluding any intercompany debt. As of March 31, 2004, after giving pro forma effect to the SMS acquisition and this offering, our subsidiaries would have had approximately $5.2 million of debt excluding any intercompany debt. The indenture governing the notes will not limit the ability of our subsidiaries to incur additional debt.

OUR STOCK PRICE IS VOLATILE AND COULD DECLINE.

         The price of our common stock has been, and is likely to continue to be, volatile. For example, our stock price in the third quarter of 2001 was as low as $4.00 per share and as high as $14.78 per share in the second quarter of 2004 (through June 22, 2004). The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

     o    quarterly variations in our operating results;

     o announcements we make regarding significant contracts, acquisitions, strategic partnerships, or joint ventures;

     o    additions or departures of key personnel;

     o changes in market valuations of information technology service companies;

     o    changes in financial estimates by securities analysts; and

     o    sales of our common stock.

         Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

         In addition, the stock market in general, and companies whose stock is listed on The Nasdaq National Market, have experienced extreme price and volume fluctuations that have often been disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

AVAILABILITY OF SIGNIFICANT AMOUNTS OF OUR COMMON STOCK FOR SALE COULD CAUSE ITS MARKET PRICE TO DECLINE.

         As of June 18, 2004, there were 18,326,990 shares of our common stock outstanding. If our stockholders sell substantial amounts of our common stock in the public market following this offering or the perception exists that such sales could occur, including shares issued upon exercise of outstanding common stock purchase warrants, the market price of our common stock could fall.

         As of June 18, 2004, Zach Lonstein, our Chairman and Chief Executive Officer, beneficially owned 1,566,191 shares of our common stock. Substantially all of those shares are available for sale in the public market pursuant to Rule 144 under the Securities Act, subject to certain volume, manner of sale and other restrictions. Zach Lonstein may require us to register his shares for resale, under certain conditions, pursuant to a registration rights agreement that we entered into with him.

THE CONDITIONAL CONVERSION FEATURES OF THE NOTES COULD RESULT IN YOU RECEIVING LESS THAN THE VALUE OF THE COMMON STOCK INTO WHICH A NOTE IS CONVERTIBLE.

         The notes are convertible into common stock only if specified conditions are met. If the specific conditions for conversion are not met you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

UPON CONVERSION OF THE NOTES, WE MAY PAY CASH IN LIEU OF ISSUING SHARES OF OUR COMMON STOCK OR A COMBINATION OF CASH AND SHARES OF OUR COMMON STOCK. THEREFORE, HOLDERS OF THE NOTES MAY RECEIVE NO SHARES OF OUR COMMON STOCK OR FEWER SHARES THAN THE NUMBER INTO WHICH THEIR NOTES ARE CONVERTIBLE.

         We have the right to satisfy our conversion obligation to holders by issuing shares of common stock, by paying the cash value of the common stock into which the notes are convertible or by a combination thereof. Accordingly, upon conversion of all or a portion of the notes, holders may not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the notes. Further, our liquidity may be reduced to the extent that we choose to deliver cash rather than shares of common stock upon the conversion of the notes.

IF WE ELECT TO SETTLE UPON CONVERSION IN CASH OR A COMBINATION OF CASH AND COMMON STOCK, THERE WILL BE A DELAY IN SETTLEMENT.

         Upon conversion, if we elect to settle in cash or a combination of cash and our common stock, there will be a significant delay in settlement. In addition, because the amount of cash or common stock that a holder will receive in these circumstances will be based on the sales price of our common stock for an extended period between the conversion date and the settlement date, holders will bear the market risk with respect to the value of the common stock for such extended period. See "Description of the Notes - Conversion Rights."

BEFORE CONVERSION, HOLDERS OF THE NOTES WILL NOT BE ENTITLED TO ANY SHAREHOLDER RIGHTS, BUT WILL BE SUBJECT TO ALL CHANGES AFFECTING OUR SHARES.

If you hold notes, you will not be entitled to any rights with respect to shares of our common stock, including voting rights and rights to receive dividends or distributions. However, the common stock you receive upon conversion of your notes will be subject to all changes affecting our common stock. Except for limited cases under the adjustments to the conversion price, you will be entitled only to rights that we may grant with respect to shares of our common stock if and when we deliver shares to you upon your election to convert your notes into shares. For example, if we seek approval from shareholders for a potential merger, or if an amendment is proposed to our certificate of incorporation or by-laws that requires shareholder approval, holders of notes will not be entitled to vote on the merger or amendment.

IF WE PAY CASH DIVIDENDS ON OUR COMMON STOCK, YOU MAY BE DEEMED TO HAVE RECEIVED A TAXABLE DIVIDEND WITHOUT THE RECEIPT OF ANY CASH.

         If we pay cash dividends on our common stock, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in "Material United States Federal Income Tax Considerations"), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See "Material United States Federal Income Tax Considerations."

CONVERSION OF THE NOTES WILL DILUTE THE OWNERSHIP INTEREST OF EXISTING SHAREHOLDERS AND FUTURE ISSUANCES OF OUR SECURITIES COULD DILUTE YOUR OWNERSHIP.

         The conversion of some or all of the notes will dilute the ownership interest of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

         Additionally, we may decide to raise additional funds through public or private debt or equity financing to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of current stockholders will be reduced, and the new equity securities may have rights prior to those of the common stock issuable upon conversion of the notes. We cannot predict the effect, if any, that future sales of our common stock or notes, or the availability of shares of our common stock or notes for future sale, will have on the market price of our common stock or notes. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options or warrants or the conversion of the notes), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and notes.

WE HAVE NOT PAID CASH DIVIDENDS ON OUR COMMON STOCK AND DO NOT EXPECT TO DO SO.

         We have never declared or paid a cash dividend on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. BECAUSE THE NOTES ARE REPRESENTED BY GLOBAL NOTES REGISTERED IN THE NAME OF A DEPOSITARY, YOU WILL NOT BE A "HOLDER" UNDER THE INDENTURE AND YOUR ABILITY TO TRANSFER OR PLEDGE THE NOTES COULD BE LIMITED.

         The notes will be represented by one of more global securities registered in the name of Cede & Co. as nominee for The Depository Trust Company ("DTC"). Except in the limited circumstances described in this offering memorandum, owners of beneficial interests in the global securities will not be entitled to receive physical delivery of notes in certificated form and will not be considered "holders" of the notes under the indenture for any purpose. Instead, owners must rely on the procedures of DTC and its participants to protect their interests under the indenture. In addition, because the laws of some states require that certain persons take physical delivery in definitive form of securities they own, you may be unable to transfer your notes to those persons. Your ability to pledge your interest in the notes to persons or entities that do not participate in the DTC system may also be adversely affected by the lack of a certificate.

THE NOTES MAY CONSTITUTE A CONTINGENT PAYMENT DEBT INSTRUMENT, IN WHICH CASE YOU MAY BE REQUIRED TO RECOGNIZE A SIGNIFICANT AMOUNT OF ADDITIONAL INCOME ON A CONSTANT YIELD BASIS AND TO TREAT AS ORDINARY INCOME RATHER THAN CAPITAL GAIN ANY INCOME REALIZED ON THE TAXABLE DISPOSITION OF THE NOTES.

         If a change of control occurs, you may require us to repurchase for cash all or a portion of your notes. If there is a repurchase pursuant to a change of control and certain conditions are met, we will be required to pay a make-whole premium in addition to 100% of the principal amount plus any accrued and unpaid interest. Although the matter is not free from doubt, we intend to take the position that the likelihood that such make-whole premium would be paid is remote. However, there is no assurance that our position would be respected by the Internal Revenue Service or, if challenged, upheld by a court. If the Internal Revenue Service were to challenge our position and successfully assert that such likelihood is not remote, the notes may constitute a contingent payment debt instrument. In such event, if you are a U.S. holder (as defined under "Material United States Federal Income Tax Considerations"), you would be required to include amounts in income, as original issue discount, on a constant yield to maturity basis, based on a rate comparable to the rate at which we would issue fixed rate nonconvertible, non-contingent notes with similar terms and conditions. Such amounts would be significantly in excess of cash received while the notes are outstanding. In addition, you will recognize ordinary income upon a sale, exchange, conversion, redemption or repurchase of the notes at a gain. In computing such gain, the amount realized by a U.S. holder will include, in the case of a conversion, the amount of cash and the fair market value of the common stock received. You are strongly urged to consult your own tax advisors as to the U.S. federal, state and other tax consequences relating to the notes. For more information, see "Material United States Federal Income Tax Considerations."

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS, THE STOCKHOLDER AGREEMENT AND DELAWARE LAW COULD DETER TAKEOVER ATTEMPTS AND PREVENT STOCKHOLDERS FROM OBTAINING A PREMIUM FOR THEIR SHARES.

         Some provisions of our certificate of incorporation and bylaws, the stockholder agreement and Delaware law could delay, prevent, or make more difficult a merger, tender offer, or proxy contest involving us. Among other things:

     o under our certificate of incorporation, our board of directors may issue up to 3,000,000 shares of our preferred stock and may determine the price, rights, preferences, privileges and restrictions, including voting and conversion rights, of these shares of preferred stock;

     o under our certificate of incorporation, our board of directors has three classes of directors, with each director serving for a term of three years; and

     o under our certificate of incorporation, our stockholders may remove our directors at any time, but only for cause.

     o Delaware law limits transactions between us and persons that acquire significant amounts of our stock without approval of our board of directors.

                                 CAPITALIZATION

         The following table sets forth as of March 31, 2004 our: (i) actual capitalization on a historical basis, (ii) capitalization adjusted to give pro forma effect to the acquisition of SMS and related financings as if they had occurred on March 31, 2004 and (iii) capitalization as adjusted to give effect to the pro forma adjustments and this offering of the notes and the application of the estimated proceeds as described under "Use of Proceeds." The table should be read in conjunction with our consolidated financial statements and related notes thereto, the information contained under the headings "Use of Proceeds," "Summary Consolidated Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this offering memorandum or incorporated by reference in this offering memorandum.

                                                                               MARCH 31, 2004
                                                            -----------------------------------------------------
                                                                              PRO FORMA FOR
                                                                                  THE SMS            PRO FORMA
                                                             HISTORICAL        ACQUISITION         AS ADJUSTED
                                                            --------------    ---------------    ----------------
Cash and equivalents                                         $    39,553       $     20,384       $      37,211
                                                                ==========        ===========        ============
Indebtedness:
   Term loan A due October 21, 2008,
       bearing interest at 9%                                $    24,875       $     24,875       $       --
   Term loan B due October 21, 2008, bearing interest
       at 3% over Prime with a minimum of 9%                       --                15,000               --
   Convertible senior notes offered hereby                         --                 --                 60,000
   Long-term portion of other debts and capital leases               772              3,973               3,973
                                                                ----------        -----------        ------------

Total indebtedness                                                25,647             43,848              63,973
                                                                ----------        -----------        ------------

Total stockholders' equity                                        61,127             62,986              62,986
                                                                ----------        -----------        ------------

Total capitalization                                         $    86,774       $    106,834       $     126,959
                                                                ==========        ===========        ============